                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
            the Securities Exchange Act of 1934 (Amendment No.    )

    Filed by the Registrant /X/
    Filed by a Party other than the Registrant / /

    Check the appropriate box:
    / /  Preliminary Proxy Statement
    / / Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
    /X/  Definitive Proxy Statement
    / /  Definitive Additional Materials
    / / Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                                 JACOR COMMUNICATIONS, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/  No fee required.
/ /  Fee computed on table below per Exchange Act Rules 14a-6(i)(1)
     and 0-11.
     (1) Title of each class of securities to which transaction applies:
         -----------------------------------------------------------------------
     (2) Aggregate number of securities to which transaction applies:
         -----------------------------------------------------------------------
     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
         -----------------------------------------------------------------------
     (4) Proposed maximum aggregate value of transaction:
         -----------------------------------------------------------------------
     (5) Total fee paid:
         -----------------------------------------------------------------------
/ /  Fee paid previously with preliminary materials.
/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
     (1) Amount Previously Paid:
         -----------------------------------------------------------------------
     (2) Form, Schedule or Registration Statement No.:
         -----------------------------------------------------------------------
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     (4) Date Filed:
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
                           JACOR COMMUNICATIONS, INC.

                         50 EAST RIVERCENTER BOULEVARD
                                   12TH FLOOR
                           COVINGTON, KENTUCKY 41011

                                                                  April 23, 1998

Dear Jacor Stockholder:

    You are cordially invited to attend the 1998 Annual Meeting of Stockholders of Jacor Communications, Inc. to be held on Wednesday, May 20, 1998 at 10:30 a.m., local time, in the Fifth Third Bank Theatre at the Aronoff Center for the Arts, located at the corner of East Seventh Street and Main Street, Cincinnati, Ohio.

    Business items to be acted upon at the Annual Meeting are the election of ten directors to serve for a one-year term, the approval of two amendments to the Jacor Communications, Inc. 1997 Long-Term Incentive Stock Plan and the transaction of any other business properly brought before the meeting. Additionally, we will report on the progress of Jacor Communications, Inc., and stockholders will have the opportunity to present questions of general interest.

    We encourage you to read the accompanying Proxy Statement carefully and complete, sign and return your Proxy in the postage prepaid envelope provided, even if you plan to attend the meeting. Returning your proxy to us will not prevent you from voting in person at the meeting, or from revoking your Proxy and changing your vote at the meeting, if you are present and intend to do so.

    The directors and officers of Jacor Communications, Inc. appreciate your continuing interest in the business of the Company. We hope you can join us at the Annual Meeting.

                                          Sincerely,
                                          /s/ Samuel Zell

                                          Samuel Zell
                                          CHAIRMAN OF THE BOARD

                           JACOR COMMUNICATIONS, INC.
                   50 EAST RIVERCENTER BOULEVARD, 12TH FLOOR
                           COVINGTON, KENTUCKY 41011

                            ------------------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                            TO BE HELD MAY 20, 1998

                            ------------------------

    The Annual Meeting of Stockholders of Jacor Communications, Inc., a Delaware corporation (the "Company"), will be held on Wednesday, May 20, 1998 at 10:30 a.m., local time, in the Fifth Third Bank Theatre at the Aronoff Center for the Arts, located at the corner of East Seventh Street and Main Street, Cincinnati, Ohio for the purposes of considering and acting on the following proposals:

    1. A proposal to elect ten (10) directors to serve until the next annual meeting of stockholders and until their respective successors are elected and qualified;

    2. A proposal to amend the Jacor Communications, Inc. 1997 Long-Term Incentive Stock Plan (the "LTIP Plan") to increase the number of shares of the Company's common stock eligible for issuance under the LTIP Plan from 1,800,000 shares to 4,800,000 shares, including an increase in the number of incentive stock options issuable under the LTIP Plan from 500,000 shares to 1,350,000 shares. A copy of the proposed amendment to the LTIP Plan is attached as Annex 1 to the Proxy Statement.

    3. A proposal to amend the LTIP Plan to add a new provision to limit the number of shares of restricted stock that may be granted annually to any participant under the LTIP Plan to 100,000 shares. A copy of the proposed amendment is attached as Annex 2 to the Proxy Statement.

    4. To transact such other business as may properly be presented at the Annual Meeting or any adjournment or adjournments thereof.

    Holders of record of the Company's Common Stock at the close of business on April 3, 1998 are entitled to notice of and to vote at the Annual Meeting.

    Enclosed herewith is a Proxy Statement, Proxy, and an Annual Report for the year ended December 31, 1997.

                                          By Order of the Board of Directors:

                                          /s/ Paul F. Solomon

                                          Paul F. Solomon
                                          SENIOR VICE PRESIDENT, GENERAL COUNSEL
                                          AND SECRETARY

APRIL 23, 1998

WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING IN PERSON, PLEASE COMPLETE, DATE, SIGN AND RETURN THE ENCLOSED PROXY IN THE ACCOMPANYING ENVELOPE. YOU MAY REVOKE YOUR PROXY IN WRITING OR AT THE ANNUAL MEETING IF YOU WISH TO VOTE IN PERSON. YOUR COOPERATION IN SIGNING AND PROMPTLY RETURNING YOUR PROXY IS GREATLY APPRECIATED.

                           JACOR COMMUNICATIONS, INC.
                   50 EAST RIVERCENTER BOULEVARD, 12TH FLOOR
                           COVINGTON, KENTUCKY 41011

                            ------------------------

                                PROXY STATEMENT

                             ---------------------

             ANNUAL MEETING OF STOCKHOLDERS TO BE HELD MAY 20, 1998

    The Board of Directors of Jacor Communications, Inc. ("Jacor" or the "Company") is soliciting the enclosed Proxy from stockholders for use at the Annual Meeting of Stockholders to be held on May 20, 1998, and at any adjournments thereof. This Proxy Statement and the accompanying Proxy are first being mailed to stockholders on or about April 23, 1998. The record date for purposes of determining those stockholders entitled to notice of and to vote at the Annual Meeting has been fixed by the Board of Directors as April 3, 1998 (the "Record Date").

    All properly executed proxies received pursuant to this solicitation (and not revoked before they are voted) will be voted as designated at the Annual Meeting, and those not designated will be voted FOR the proposals set forth herein, FOR the director nominees named herein and, in the proxy holders' best judgment, on any other matter that may properly come before the Annual Meeting. Any stockholder giving the enclosed Proxy may revoke it at any time before it is voted by giving to the Company notice of its revocation, in writing or in open meeting, or a duly executed proxy bearing a later date.

    The expense of this solicitation, which will include the cost of preparing, assembling and mailing the Notice, Proxy Statement and Proxy, will be borne by the Company. Proxies will be solicited primarily by mail but may also be solicited through personal interview, telephone and telecopy by directors, officers and regular employees of Jacor, without special compensation therefor. The Company may engage a proxy solicitation firm to assist in soliciting proxies for the Annual Meeting, but has not engaged any such third party as of the date hereof. The Company expects to reimburse banks, brokers and other persons for their reasonable out-of-pocket expenses in handling proxy materials for beneficial owners of the Company's common stock, $.01 par value ("Jacor Common Stock").

    The Annual Report for the year ended December 31, 1997, including financial statements, is being mailed with this Proxy Statement.

    As of April 3, 1998, there were outstanding 50,885,220 shares of Jacor Common Stock, and each such share is entitled to one vote, either in person or by proxy, on each matter of business to be considered at the Annual Meeting. A majority of the outstanding shares entitled to vote at the Annual Meeting will constitute a quorum.

PROPOSAL NO. 1

                             ELECTION OF DIRECTORS

    The number of members of the Board of Directors of the Company is currently fixed at ten pursuant to the Company's Bylaws and resolutions adopted by the Board of Directors. At the Annual Meeting, ten directors will be elected and will hold office until the next annual meeting of stockholders and until their respective successors are duly elected and qualified. The Board of Directors has nominated the ten incumbent directors for election by the stockholders at the Annual Meeting.

    It is the intention of the persons named as proxy holders in the Proxy to vote for the election of all nominees named. The Board of Directors does not know of any nominee who will be unable to stand for election or otherwise serve as a director. If for any reason any nominee shall be unable to serve, which is not now contemplated, the shares represented by proxy will be voted for such substitute nominee as the Board of Directors recommends, unless an instruction to the contrary is indicated on the proxy card.

    Delaware law, under which the Company is incorporated, does not require a minimum number of votes for the election of a director. The Company's Bylaws, however, provide that directors shall be elected by a plurality of votes cast by the holders of Jacor Common Stock, meaning that the individuals who receive the largest number of votes cast are elected, up to the maximum number of number of directors to be elected at the meeting. Those nominees receiving the greatest number of votes will be elected as directors. Thus, abstentions and shares not voted by brokers and other entities holding shares on behalf of the beneficial owners will have no effect in the election of directors.

    Below please find, with respect to each nominee for director of the Company, his or her age, principal occupation during the past five years, other positions he or she holds with the Company, if any, and the year in which he or she first became a director of Jacor. Each of the nominees is currently a director of the Company.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE "FOR" THE ELECTION OF THE TEN NOMINEES FOR DIRECTOR.

NOMINEES FOR DIRECTOR

JOHN W. ALEXANDER (Age 51)

    Mr. Alexander has been President of Mallard Creek Capital Partners, Inc., which is primarily an investment company with interests in real estate and development companies, since February 1994. Mr. Alexander has also been a partner of Meringoff Equities, a real estate and investment company, since 1987. Mr. Alexander has been a director of Jacor since 1993. Mr. Alexander is also a trustee of Equity Residential Properties Trust, a real estate investment trust.

PETER C. B. BYNOE (Age 47)

    Mr. Bynoe has been a partner in the law firm of Rudnick & Wolfe since 1995. Prior to joining Rudnick & Wolfe, Mr. Bynoe founded Telemat Ltd., a business consulting firm, in 1982. From March 1988 to June 1992, Mr. Bynoe served as Executive Director of the Illinois Sports Facilities Authority, a joint venture of the City of Chicago and the State of Illinois created to develop the new Comiskey Park for the Chicago White Sox baseball club. From November 1989 to August 1992, he was Managing General Partner of the National Basketball Association's Denver Nuggets. Mr. Bynoe has been a director of Jacor since March 1997. He is also a director of Uniroyal Technology Corporation.

ROD F. DAMMEYER (Age 57)

    Mr. Dammeyer is a Managing Director of EGI Corporate Investments, a privately owned investment and management company. Mr. Dammeyer is also Vice Chairman and a director of Anixter International, Inc., a Chicago-based provider of integrated networking and cable solutions, for which he also served as Chief Executive Officer and President until February 1998. Mr. Dammeyer has been a director of Jacor since 1993. He is also a director of Antec Corporation, CNA Surety Corp., IMC Global, Inc., Lukens Inc., Metal Management, Inc., Stericycle, Inc., TeleTech Holdings, Inc. and Transmedia Network, Inc. Mr. Dammeyer is also a trustee of several Van Kampen American Capital, Inc. closed-end funds and trusts.

F. PHILIP HANDY (Age 53)

    Mr. Handy is a Managing Director of EGI Corporate Investments, a privately owned investment and management company. Prior to joining EGI Corporate Investments, Mr. Handy was a partner of Winter Park Capital Company, a private investment firm, since 1980. He is also acting Chief Executive Officer and a director of Chart House Enterprises, Inc. Mr. Handy has been a director of Jacor since 1993. Mr. Handy is also a director of Anixter International, Inc., Q-Tel, S.A. de C.V., and Banca Quadrum, S.A. (formerly Servicios Financieros Quadrum, S.A.).

MARC LASRY (Age 38)

    Mr. Lasry has been an Executive Vice President of Amroc Investments, Inc., a private investment firm, since 1990. Mr. Lasry was the director and Senior Vice President of the corporate reorganization department of Cowen & Co., a privately-owned brokerage firm, from 1987 to 1989. From January 1989 to September 1990, he was a portfolio manager for Amroc Investments, L.P., a private investment fund. Mr. Lasry has been a director of Jacor since 1993.

ROBERT L. LAWRENCE (Age 44)

    Mr. Lawrence has been President and Chief Operating Officer of the Company since November 1996. Mr. Lawrence also served as Co-Chief Operating Officer from May 1990 to November 1996. He has been an officer of Jacor since 1986, and a director of Jacor since 1993.

RANDY MICHAELS (Age 45)

    Mr. Michaels has been Chief Executive Officer of the Company since November 1996. Mr. Michaels, whose legal name is Benjamin L. Homel, also served as President from June 1993 to November 1996 and Co-Chief Operating Officer from May 1990 to November 1996. He has served as an officer of Jacor since 1986, and has been a director of Jacor since 1993.

SHELI Z. ROSENBERG (Age 56)

    Mrs. Rosenberg has been Vice Chairman of the Board of the Company since April 1997, and served as Board Chair from February 1996 to April 1997. Since 1994 Mrs. Rosenberg has been Chief Executive Officer, President and a director of Equity Group Investments, Inc., a privately owned investment management company. She was a principal of the law firm of Rosenberg & Liebentritt, P.C., from 1980 until 1997, and was Chairman of the firm until September 1996. Mrs. Rosenberg has been a director of Jacor since 1994. Mrs. Rosenberg is also a director of American Classic Voyages Co., Anixter International, Inc., CVS Corporation, Illinova Inc. and its subsidiary Illinois Power Company. Mrs. Rosenberg is also a trustee for the following boards: Equity Residential Properties Trust, Equity Office Properties Trust and Capital Trust. Mrs. Rosenberg was a vice president of First Capital Benefits Administrators, Inc., which filed a petition under the federal bankruptcy laws on January 3, 1995, which resulted in its liquidation on November 15, 1995.

MARY AGNES WILDEROTTER (Age 43)

    Ms. Wilderotter has been President and Chief Executive Officer of Wink Communications, Inc., a leading interactive media company, since 1997. Ms. Wilderotter was the Executive Vice President of National Operations for AT&T Wireless Services, Inc. and Chief Executive Officer of AT&T's Aviation Communications Division, from 1995 to 1997. She was also Senior Vice President of McCaw Cellular Communications, Inc. and Regional President of its California/Nevada/Hawaii Region from 1991 to 1995. Ms. Wilderotter served 12 years at Cable Data/US Computer Services, Inc., including the role of Senior Vice President and General Manager from 1985 to 1991. Ms. Wilderotter has been a director of Jacor since March 1997. She is also a director of Airborne Express, Gaylord Entertainment and Electric Lightwave, Inc.

SAMUEL ZELL (Age 56)

    Mr. Zell has been Chairman of the Board of Directors of the Company since April 1997. He is also the Chairman of the Board of Equity Group Investments, Inc., a privately owned investment management company, for which he also served as President from 1990 to 1994. Mr. Zell has been Chairman of the Board since 1995, and Chief Executive Officer from 1995 to 1996, of Manufactured Home Communities, Inc. and was President of Great American Management and Investment, Inc., a diversified manufacturing company, from 1990 to 1994. Mr. Zell is also Chairman of the Board of Directors of American Classic Voyages Co. and Anixter International Inc. He is also a director of Chart House Enterprises, Inc., Fred Meyer, Inc., Ramco Energy plc and TeleTech Holdings, Inc. Mr. Zell is Chairman of the Trustees of Equity Residential Properties Trust, Equity Office Properties Trust and Capital Trust. Mr. Zell was a director of Jacor from January 1993 to May 1995.

    There are no family relationships among any of the above-named nominees for directors nor among any of the nominees and any executive officers of the Company.

                    THE BOARD OF DIRECTORS, ITS COMMITTEES,
                             MEETINGS AND FUNCTIONS

    During the year ended December 31, 1997, the Board of Directors held five regularly scheduled meetings and eight special meetings. Each director attended or participated in at least 75% of the meetings of the Board of Directors and all committees on which he or she served in 1997. Standing committees of the Board of Directors include the Compensation Committee, the LTIP/STIP Committee and the Audit Committee. The Board of Directors does not have a Nominating Committee.

COMPENSATION OF DIRECTORS

    Non-employee directors of the Company receive in lieu of an annual cash retainer, on July 1 of each year, a number of common stock units equal in value to $50,000, based upon the fair market value of an equal number of shares of Jacor Common Stock on the date of grant. In 1997, Jacor's eight non-employee directors were each awarded 1,345 stock units pursuant to the Company's Non-Employee Directors Stock Plan in lieu of their annual cash retainer. Such units are convertible into Jacor Common Stock at the earlier of the time a director ceases his or her service on the Board and/or other conditions established by the director prior to the award date. Prior to May 1997, non-employee directors of the Company also received an additional $1,000 for each Board of Directors meeting attended in person or by telephone. Directors are reimbursed for all reasonable expenses incurred in connection with their services.

    In 1997, pursuant to the Company's 1997 Non-Employee Directors Stock Plan, each of the Company's eight non-employee directors were awarded 5,000 non-qualified stock options. These options vest 25% upon grant and 25% annually thereafter and have an exercise price equal to the fair market value of a share of Jacor Common Stock on the grant date. Messrs. Alexander, Bynoe, Handy, Lasry and Zell and Mrs. Rosenberg and Ms. Wilderotter also participated in the Company's 1997 Non-Employee Director

Stock Purchase Plan in 1997. Under that plan, each of Messrs. Alexander, Bynoe, Handy, Lasry and Zell and Mrs. Rosenberg purchased 3,256 shares of Jacor Common Stock for $100,000 and Ms. Wilderotter purchased 296 shares of Jacor Common Stock for $10,000. All shares were purchased at a per share price equal to 85% of the market value of Jacor Common Stock on the first day of the applicable purchase period.

    Mr. Michaels and Mr. Lawrence receive no additional compensation for serving on the Board of Directors.

COMPENSATION COMMITTEE

    In 1997, the Compensation Committee consisted of three directors, Messrs. Handy and Dammeyer and Mrs. Rosenberg. In 1997, the Compensation Committee established base salaries for all executive officers and key employees, and administered the employee compensation plans of the Company other than the 1997 Long-Term Incentive Stock Plan (the "LTIP Plan"), the 1997 Short-Term Incentive Stock Plan (the "STIP Plan") and the Amended and Restated 1995 Employee Stock Purchase Plan. The Compensation Committee held three meetings during 1997. In 1998, the Compensation Committee will consist of three directors, Messrs. Handy and Dammeyer and Mrs. Rosenberg.

LTIP/STIP COMMITTEE

    The Company has taken steps in an effort to ensure that all of the compensation paid to its executive officers will be deductible under Section 162(m) of the Internal Revenue Code, as amended ("Section 162(m)"), for the foreseeable future, including the establishment of a committee made up entirely of "outside directors," as required under Section 162(m) (the "LTIP/STIP Committee"), which administers the LTIP Plan and the STIP Plan. For 1997, Mr. Bynoe and Ms. Wilderotter served as the two outside directors comprising the LTIP/STIP Committee, made all grants under the LTIP Plan and established all performance goals for grants made under both the LTIP Plan and the STIP Plan. In addition, because the LTIP/STIP Committee is also made up of "non-employee directors," as that term is defined and used under Rule 16b-3 promulgated under
Section 16 of the Securities Exchange Act of 1934, as amended ("the Exchange Act"), the LTIP/STIP Committee also administers the Amended and Restated 1995 Employee Stock Purchase Plan. The LTIP/STIP Committee held two meetings during 1997. In 1998, the LTIP/STIP Committee will consist of two directors, Mr. Bynoe and Ms. Wilderotter.

AUDIT COMMITTEE

    In 1997, the Audit Committee consisted of four directors, Messrs. Alexander, Bynoe and Lasry and Ms. Wilderotter. The Audit Committee reviews the financial statements of the Company, consults with the Company's independent auditors and considers such other matters with respect to the internal and external audit of the financial affairs of the Company as may be necessary or appropriate in order to facilitate accurate financial reporting. The Audit Committee held two meetings during 1997. In 1998, the Audit Committee will consist of four directors, Messrs. Alexander, Bynoe and Lasry and Ms. Wilderotter.

                               EXECUTIVE OFFICERS

    The executive officers of the Company, their ages, and the positions they hold with the Company are as follows:

NAME                                                AGE                                POSITION
----------------------------------------------      ---      ------------------------------------------------------------
Samuel Zell...................................          56   Chairman of the Board

Sheli Z. Rosenberg............................          56   Vice Chairman of the Board

Randy Michaels................................          45   Chief Executive Officer and Director

Robert L. Lawrence............................          45   President, Chief Operating Officer and Director

David H. Crowl................................          44   President/Radio Division

R. Christopher Weber..........................          42   Senior Vice President and Chief Financial Officer

John Hogan....................................          41   Senior Vice President

Jon M. Berry..................................          51   Senior Vice President and Treasurer

Jerome L. Kersting............................          48   Senior Vice President

Thomas P. Owens...............................          43   Senior Vice President--Programming

Paul F. Solomon...............................          38   Senior Vice President, General Counsel and Secretary

Martin R. Gausvik.............................          41   Vice President--Finance

Alfred Kenyon III.............................          47   Vice President--Engineering

Nicholas J. Miller............................          45   Vice President--Marketing

William P. Suffa..............................          40   Vice President--Strategic Development

Pamela C. Taylor..............................          43   Vice President--Corporate Communications

    Executive officers are elected annually by the Board of Directors and serve at the discretion of the Board. Information with respect to the business experience, principal occupations during the past five years and affiliations of the executive officers of Jacor who are not also directors is set forth below. Information regarding Messrs. Zell, Michaels and Lawrence and Mrs. Rosenberg is set forth above.

    David H. Crowl has been President/Radio Division of the Company since September 1996. From 1991 to September 1996, Mr. Crowl served as President/Radio Group of Citicasters, Inc.

    R. Christopher Weber has been Senior Vice President and Chief Financial Officer of the Company since 1990, and has served as an officer of Jacor since 1986. Mr. Weber also served as Secretary of the Company from 1993 to March 1997, and has been Assistant Secretary since March 1997.

    John E. Hogan has been Senior Vice President of the Company since November 1996. From 1992 to November 1996, Mr. Hogan was Vice President and General Manager of the Company's radio station WPCH-FM in Atlanta, Georgia.

    Jon M. Berry has been Senior Vice President and Treasurer of the Company since 1988, and has served as an officer of Jacor since 1982.

    Jerome L. Kersting has been Senior Vice President of the Company since September 1996. From January 1994 to September 1996, Mr. Kersting served as Senior Vice President--Business Affairs of Citicasters, Inc., and from 1987 to January 1994, Mr. Kersting served as Vice President--Business Affairs, Broadcast Group, of Citicasters, Inc.

    Thomas P. Owens has been Senior Vice President--Programming of the Company since October 1997. From September 1996 to October 1997, Mr. Owens served as Vice President--Programming of the Company. Mr. Owens has been an officer of a subsidiary of the Company since 1994. From 1986 to

1994, Mr. Owens was the Program Director of the Company's radio station WEBN-FM in Cincinnati, Ohio.

    Paul F. Solomon has been Senior Vice President and General Counsel of the Company since February 1997, as well as Secretary since March 1997. From October 1992 to February 1997, Mr. Solomon was a partner in the Cincinnati-based law firm of Graydon, Head & Ritchey.

    Martin R. Gausvik has been Vice President--Finance since May 1997. From September 1996 to May 1997, Mr. Gausvik served as the Company's Controller. From October 1984 to September 1996, Mr. Gausvik was employed by Citicasters, Inc. in various capacities in its accounting and finance department, most recently as Controller.

    Alfred S. Kenyon III has been Vice President--Engineering since November 1996. From 1991 to November 1996, Mr. Kenyon was the director of engineering for the Company.

    Nicholas J. Miller has been Vice President--Marketing of the Company since September 1996. Mr. Miller served as Vice President--Marketing Radio & TV of Citicasters, Inc. from 1991 to September 1996.

    William P. Suffa has been Vice President--Strategic Development of the Company since August 1996. From 1989 to August 1996, Mr. Suffa was President and Managing Principal of Suffa and Cavell, Inc., an independent consulting firm.

    Pamela C. Taylor has been Vice President--Corporate Communications of the Company since May 1997. From 1982 to May 1997, Ms. Taylor was Director of Investor and Financial Media Relations for The Kroger Co., the country's largest retail food company.

                         SECURITY OWNERSHIP OF CERTAIN
                        BENEFICIAL OWNERS AND MANAGEMENT

    The following table sets forth, as of April 3, 1998, the number of shares and percentage of Jacor Common Stock beneficially owned by each person who is known to the Company to be the beneficial owner of more than 5% of Jacor's Common Stock, by each of the Company's directors and nominees for election as directors, by the Company's named executive officers, and by all of the Company's executive officers and directors as a group.

                                                               AMOUNT AND
                                                               NATURE OF             PERCENT
                                                               BENEFICIAL               OF
NAME OF BENEFICIAL OWNER                                      OWNERSHIP(1)           CLASS(2)
------------------------------------------------------------  ------------           --------
                                5% OR MORE BENEFICIAL OWNERS

Zell/Chilmark Fund L.P......................................   13,349,720(3)           26.23%
David M. Schulte............................................   13,349,720(4)           26.23%
FMR Corp. and related reporting persons.....................    3,780,952(5)            7.43%
Massachusetts Financial Services Company....................    3,362,052(6)            6.61%

                              DIRECTORS AND EXECUTIVE OFFICERS
John W. Alexander...........................................       53,779(7)            *
Peter C.B. Bynoe............................................        8,039(8)            *
Rod F. Dammeyer.............................................   13,356,503(4)(9)        26.25%
F. Philip Handy.............................................       73,879(10)           *
Marc Lasry..................................................       40,779(11)           *
Robert L. Lawrence..........................................      601,863(12)           1.17%
Randy Michaels..............................................      795,685(13)(14)       1.55%
Sheli Z. Rosenberg..........................................   13,872,150(4)(15)       27.22%
Mary Agnes Wilderotter......................................        4,108(16)           *
Samuel Zell.................................................   13,855,860(3)(4)(17)    27.20%
David H. Crowl..............................................       68,355(18)           *
John E. Hogan...............................................       47,147(19)           *
R. Christopher Weber........................................      528,057(14)(20)       1.03%
All executive officers and directors as a group (22
  persons)..................................................   16,118,555(21)          30.53%

------------------------

   * Less than 1%

 (1) The Securities and Exchange Commission (the "Commission") has defined beneficial ownership to include sole or shared voting or investment power with respect to a security or the right to acquire beneficial ownership of a security within 60 days. The number of shares indicated are owned with sole voting and investment power unless otherwise noted and includes certain shares held in the name of family members, trusts and affiliated companies as to which beneficial ownership may be disclaimed. The number of shares indicated includes shares of Jacor Common Stock issuable pursuant to vested options currently exercisable granted under the Company's 1993 Stock Option Plan, as amended, the LTIP Plan and the 1997 Non-Employee Directors Stock Plan.

 (2) Under rules promulgated by the Commission, any securities not outstanding that are subject to options or warrants exercisable within 60 days are deemed to be outstanding for the purpose of computing the percentage of the class owned by such person but are not deemed to be outstanding for the purpose of computing the percentage of the class owned by any other person.

 (3) The address of Zell/Chilmark Fund L.P. ("Zell/Chilmark") is Two North Riverside Plaza, Suite 600, Chicago, Illinois 60606. Zell/Chilmark is a Delaware limited partnership controlled by Samuel Zell, Chairman of the Board of the Company, and David M. Schulte, a former director of the Company, as follows: the sole general partner of Zell/Chilmark is ZC Limited Partnership ("ZC Limited"); the sole general partner of ZC Limited is ZC Partnership; the sole general partners of ZC Partnership are ZC, Inc. and CZ, Inc.; Mr. Zell is the sole stockholder of ZC, Inc.; and Mr. Schulte is the sole stockholder of CZ, Inc.

 (4) All shares beneficially owned by Zell/Chilmark (See Note (3) above) are included in the shares beneficially owned by Messrs. Zell, Schulte and Dammeyer and Mrs. Rosenberg, who constitute all of the members of the management committee of ZC Limited. The address of Mr. Schulte is 875 N. Michigan Avenue, Suite 2200, Chicago, Illinois 60611. The address of Messrs. Zell and Dammeyer and Mrs. Rosenberg is Two North Riverside Plaza, Suite 600, Chicago, Illinois 60606. Mr. Schulte indirectly shares beneficial ownership of a 20% limited partnership interest in ZC Limited, and Mr. Zell indirectly shares beneficial ownership of an 80% limited partnership interest in ZC Limited.

 (5) On February 11, 1998, FMR Corp. ("FMR"), Fidelity Management and Research Company ("Fidelity"), a wholly-owned subsidiary of FMR Corp., and the affiliates of FMR Corp. set forth below, as a group, filed with the Commission Amendment No. 1 to Schedule 13G reporting beneficial ownership of Jacor Common Stock as of December 31, 1997. FMR reported beneficial ownership of 3,780,952 shares of Jacor Common Stock. Fidelity reported beneficial ownership of 3,711,226 shares of Jacor Common Stock as a result of acting as an investment advisor to various investment companies. This number of shares includes 251,126 shares of Jacor Common Stock resulting from the assumed conversion of $18,724,000 principal amount of Liquid Yield Option Notes ("LYONs") (13.412 shares of Jacor Common Stock for each $1,000 principal amount of LYONs). Edward C. Johnson 3d, Chairman of FMR Corp., and FMR Corp., through their control of Fidelity, each reported having the sole power to dispose of the 3,711,226 shares owned by the various investment funds ("Fidelity Funds"). Neither FMR Corp. nor Mr. Johnson reported the sole power to vote or direct the voting of the shares owned directly by the Fidelity Funds, which power reportedly resides in the Fidelity Funds' Boards of Trustees. Fidelity Management Trust Company, a wholly-owned subsidiary of FMR Corp, reported having beneficial ownership of 69,726 shares of Jacor Common Stock as a result of its serving as investment manager of institutional accounts. This number of shares includes 48,726 shares of Jacor Common Stock resulting from the assumed conversion of $3,633,000 principal amount of the LYONs. Mr. Johnson and FMR Corp., through their control of Fidelity Management Trust Company, each reported having the sole power to dispose of 69,726 shares, the sole power to vote or to direct the voting of 57,923 shares, and no power to vote or to direct the vote of 11,803 shares owned by the institutional accounts. Members of Mr. Johnson's family and trusts for their benefit are the predominant owners of the Class B shares of common stock of FMR Corp., representing approximately 49% of the voting power of FMR Corp. Mr. Johnson owns 12% and Abigail P. Johnson owns 24.5% of the aggregate outstanding voting stock of FMR Corp. Mr. Johnson is the Chairman of FMR Corp., and Mrs. Johnson is a director of FMR Corp. The Johnson family group and all other Class B shareholders of FMR Corp. have entered into a shareholders' voting agreement under which all Class B shares of FMR Corp. will be voted in accordance with the majority vote of Class B shares. Accordingly, members of the Johnson family may be deemed to be a controlling group with respect to FMR Corp. under the Investment Company Act of 1940. The address of such entities and persons is 82 Devonshire Street, Boston, Massachusetts 02109.

 (6) On February 12, 1998, Massachusetts Financial Services Company ("MFS") filed with the Commission Amendment No. 1 to Schedule 13G reporting beneficial ownership of Jacor Common Stock as of December 31, 1997. MFS reported having sole voting power with respect to 3,337,252 shares of Jacor Common Stock and sole dispositive power over 3,362,052 shares of Jacor Common Stock. In the aggregate, MFS reported beneficial ownership of 3,362,052 shares of Jacor Common Stock, which are also beneficially owned by other non-reporting entities as well as MFS. The address of MFS is 500 Boylston Street, Boston, Massachusetts 02116-3741.

 (7) Includes vested options currently exercisable to purchase 21,500 shares.

 (8) Includes vested options currently exercisable to purchase 2,500 shares.

 (9) Includes vested options currently exercisable to purchase 4,500 shares. Mr. Dammeyer indirectly shares beneficial ownership of an 80% limited partnership interest in ZC Limited. See Note (4) above.

 (10) Includes vested options currently exercisable to purchase 11,500 shares. Of the shares indicated, 100 shares are held by Mr. Handy's spouse, as to which Mr. Handy disclaims beneficial ownership. Also includes (a) 6,000 shares held by the Handy Family Partnership, Ltd., of which Mr. Handy is the sole stockholder of the corporate general partner and a limited partner and (b) 7,000 shares held by the Blaine Trust of which Mr. Handy is the sole beneficiary and co-trustee.

 (11) Includes vested options currently exercisable to purchase 1,250 shares.

 (12) Includes vested options currently exercisable to purchase 592,460 shares. Of the shares indicated, 397 shares are owned by members of Mr. Lawrence's family.

 (13) Includes vested options currently exercisable to purchase 565,900 shares. The number of shares indicated includes shares held as co-trustee under the Jacor Communications, Inc. Retirement Plan (the "Retirement Plan"). See Note (14) below. Also includes 15 shares owned by Mr. Michaels' wife, as to which Mr. Michaels disclaims beneficial ownership. Does not include 300,000 shares subject to a contingent right of acquisition held by a corporation owned by Mr. Michaels. See "Certain Relationships and Related Transactions."

 (14) Includes 218,267 shares held under the Retirement Plan with respect to which Messrs. Michaels and Weber as co-trustees, share voting and investment power. Of these 218,267 shares, 8,407 shares are beneficially owned by the named executives.

 (15) Includes vested options currently exercisable to purchase 11,500 shares. Mrs. Rosenberg indirectly shares beneficial ownership of an 80% limited partnership interest in ZC Limited. See Note (4) above. Also, Mrs. Rosenberg is a partner in SZ2 (IGP) Partnership, an Illinois general partnership ("SZ2"), which beneficially owns 60,243 shares issuable upon the exercise of certain warrants. Other partners of SZ2 include trusts created for the benefit of Mr. Zell. As a result, Mrs. Rosenberg and Mr. Zell may be deemed to be the beneficial owners of the warrants. Mrs. Rosenberg and Mr. Zell disclaim beneficial ownership of such warrants. See Note (17) below. In addition, includes 437,858 shares beneficially owned by Samstock, L.L.C., a Delaware limited liability company ("Samstock"). One of the indirect members of Samstock is ZFT Partnership, an Illinois general partnership ("ZFT"). Mrs. Rosenberg is the trustee of the 15 trusts which are partners of ZFT and as such may be deemed to be the beneficial owner of the shares. Mrs. Rosenberg disclaims beneficial ownership of such shares. See Note (17) below.

 (16) Includes vested options currently exercisable to purchase 2,500 shares.

 (17) Includes vested options currently exercisable to purchase 2,500 shares. Also includes 60,243 shares issuable pursuant to warrants. The warrants are beneficially owned by SZ2. Certain partners of SZ2 include Mrs. Rosenberg and trusts created for the benefit of Mr. Zell. As a result, Mrs. Rosenberg and Mr. Zell may be deemed to be beneficial owners of the warrants reported herein. Mrs. Rosenberg and Mr. Zell disclaim beneficial ownership of such warrants. See Note (15) above. In addition, includes 437,858 shares beneficially owned by Samstock, L.L.C., a Delaware limited liability company ("Samstock"). The indirect members of Samstock are trusts created for the benefit of Samuel Zell and a corporation whose sole stockholder is a trust in which Mr. Zell is both trustee and beneficiary and as such may be deemed to be the beneficial owner of the shares. Mr. Zell disclaims beneficial ownership of such shares.

 (18) Includes vested options currently exercisable to purchase 30,001 shares. The number of shares indicated also includes 37,710 shares issuable pursuant to warrants.

 (19) Includes vested options currently exercisable to purchase 43,760 shares.

 (20) Includes vested options currently exercisable to purchase 305,750 shares. The number of shares indicated includes shares held as co-trustee under the Retirement Plan. See Note (14) above.

 (21) Includes 116,727 shares issuable pursuant to warrants (beneficial ownership of 60,243 shares of which is disclaimed, as described in Notes
      (15) and (17) above), vested options currently exercisable to purchase 1,789,102 shares and 218,267 shares held under the Retirement Plan. Does not include an aggregate of 13,500 outstanding stock units granted in 1996 and 1997 to Jacor's non-employee directors. These stock units are convertible into Jacor Common Stock at times established by each director in advance of the award date, generally the earlier of when such individual no longer serves as a Jacor director and/or when Jacor Common Stock exceeds a designated price for a specified time period. Also does not include an aggregate of 22,487 outstanding stock units granted in 1996 to certain executive officers of Jacor (including 9,569 stock units to each of Messrs. Michaels and Lawrence, named executive officers). These units are convertible into Jacor Common Stock at the earlier of the executive officer's retirement, death, permanent disability or separation from service or upon a change in control of Jacor.

    No agreements, formal or informal, exist among the various officers and directors to vote their shares collectively.

            SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

    Section 16(a) of the Securities Exchange Act of 1934 requires the Company's officers and directors, and persons who own more than ten percent of a registered class of the Company's stock, to file reports of ownership and changes in ownership with the Securities and Exchange Commission ("SEC"). Officers, directors and greater than ten percent shareholders are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms they file.

    Based solely on its review of the copies of such forms received by it, or written representations from certain reporting persons that no Forms 5 were required for those persons, the Company believes that, for the period January 1, 1997 through December 31, 1997, all filing requirements applicable to its officers and directors were complied with, except for Thomas P. Owens who filed one late Form 5 reporting that he had inadvertently failed to file a Form 4 in September, 1997 reporting the sale of 599 shares of Jacor Common Stock.

PROPOSAL NO. 2

             PROPOSAL TO AMEND THE JACOR COMMUNICATIONS, INC. 1997
                 LONG-TERM INCENTIVE STOCK PLAN TO INCREASE THE
                      NUMBER OF SHARES OF COMMON STOCK AND
                  INCENTIVE STOCK OPTIONS ISSUABLE THEREUNDER

    The Board of Directors of the Company, at its meeting on April 2, 1998, approved an amendment to the Jacor Communications, Inc. 1997 Long-Term Incentive Stock Plan. The LTIP Plan permits the granting of incentive stock options, non-qualified stock options, restricted stock, stock appreciation rights, performance units, performance shares and other stock units to executive officers and other key employees of the Company and its subsidiaries for the purchase of up to 1,800,000 shares of Jacor Common Stock. Approximately 110 employees of the Company and its subsidiaries are eligible to participate in the LTIP Plan including all of the executive officers of the Company. Non-employee directors of the Company are not eligible to participate in the LTIP Plan.

    At April 3, 1998, there were 265,812 remaining shares of Jacor Common Stock available for issuance upon the grant of additional awards under the LTIP Plan. The purpose of amending the LTIP Plan is to increase the number of shares eligible for issuance thereunder by 3,000,000 shares to an aggregate of 4,800,000 shares. The proposed amendment also increases the number of incentive stock options issuable under the LTIP Plan by 850,000 shares, from 500,000 shares to 1,350,00 shares. The proposed amendment to the LTIP Plan will not result in any new plan benefits to the Company's directors, executive officers or other employees, other than providing them with an opportunity to acquire additional stock-based incentive awards.

    The purpose and intent of the LTIP Plan is to provide key employees of the Company and its subsidiaries with an incentive to continue their efforts promoting the success and progress of the Company and the value of the investment of its stockholders to enable the Company to continue to attract and retain highly qualified managerial and station personnel to fulfill positions of responsibility in all areas of the Company. The Board of Directors believes that the LTIP Plan accomplishes these results.

    The proposal to approve and adopt the proposed amendment to the LTIP Plan is contained in the resolution attached to the Proxy Statement as Annex 1 and will be submitted to the stockholders for adoption at the Annual Meeting. Adoption of this proposal requires an affirmative vote by the majority of the shares of Jacor Common Stock entitled to vote and present in person or by proxy at the Annual Meeting. Abstentions from voting are treated as votes against, while shares not voted by brokers will have no effect on the adoption of this proposal. Proxies received by the Company and not revoked prior to or at the Annual Meeting will be voted FOR Proposal No. 2.

                 THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS
                      THAT YOU VOTE "FOR" PROPOSAL NO. 2.

PROPOSAL NO. 3

        PROPOSAL TO AMEND THE JACOR COMMUNICATIONS, INC. 1997 LONG-TERM
            INCENTIVE STOCK PLAN TO RESTRICT THE NUMBER OF SHARES OF RESTRICTED STOCK THAT MAY BE GRANTED TO ANY PARTICIPANT
                              IN ANY CALENDAR YEAR

    The Board of Directors of the Company, at its meeting on April 2, 1998, approved an amendment to the Jacor Communications, Inc. 1997 Long-Term Incentive Stock Plan. The LTIP Plan permits the granting of incentive stock options, non-qualified stock options, restricted stock, stock appreciation rights, performance units, performance shares and other stock units to executive officers and other key employees of the Company and its subsidiaries.

    The LTIP Plan was adopted in part to allow the Company to comply with
Section 162(m) of the Internal Revenue Code of 1986, as amended the (the "Code"). Section 162(m) of the Code generally disallows a tax deduction to public companies for compensation over $1,000,000 paid to a company's Chief Executive Officer and four other most highly compensated executive officers (the "Covered Employees"). However, qualifying, "performance-based" compensation will not be subject to this deduction limit if certain requirements are met. For grants of restricted stock to qualify as "performance-based" compensation, the stockholders must approve either the maximum amount of restricted stock that could be granted to a Covered Employee in a calendar year or the formula used to calculate the amount of restricted stock to be granted to a Covered Employee in a calendar year if a performance goal is attained.

    To ensure that the provisions of the LTIP Plan that allow the LTIP Committee to grant restricted stock meet the performance-based compensation requirements of Section 162(m) of the Code and the regulations promulgate thereunder, the proposed amendment to the LTIP Plan would set a maximum number of shares of restricted stock that can be granted to a Covered Employee in any calendar year. As indicated above, a purpose and intent of the LTIP Plan is to allow the Company to deduct compensation paid to its Covered Employees. The Board of Directors believes that the proposed amendment to the LTIP Plan furthers this objective.

    The proposal to approve and adopt the proposed amendment to the LTIP Plan is contained in the resolution attached to the Proxy Statement as Annex 2 and will be submitted to the stockholders for adoption at the Annual Meeting. Adoption of this proposal requires an affirmative vote by the majority of the shares of Jacor Common Stock entitled to vote and present in person or by proxy at the Annual Meeting. Abstentions from voting are treated as votes against, while shares not voted by brokers will have no effect on the adoption of this proposal. Proxies received by the Company and not revoked prior to or at the Annual Meeting will be voted FOR Proposal No. 3.

                 THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS
                      THAT YOU VOTE "FOR" PROPOSAL NO. 3.

                    REPORT OF BOARD OF DIRECTORS COMMITTEES
                           ON EXECUTIVE COMPENSATION

    The compensation of the Company's executive officers, including its Chief Executive Officer and the named executive officers, is established by the Board of Directors through the Compensation Committee and the LTIP/STIP Committee. See "THE BOARD OF DIRECTORS, ITS COMMITTEES, MEETINGS AND FUNCTIONS--Compensation Committee and LTIP/STIP Committee." The Compensation Committee has at all times been, and currently is, comprised solely of non-employee directors.

    In 1997, the Board of Directors adopted the 1997 Long-Term Incentive Stock Plan and the 1997 Short-Term Incentive Plan, which were approved by the Company's stockholders at the 1997 Annual Meeting of Stockholders. These plans permit the Company to comply with Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code") and provide the Company with greater flexibility in the types of stock-based incentives that could be awarded to executive officers. To the extent that the annual compensation paid to the Company's Chief Executive Officer and four other most highly compensated executive officers might exceed $1,000,000, the Company can preserve its corporate tax deduction for such compensation if the Section 162(m) requirements for "performance-based" compensation are met. Section 162(m) also requires that awards under the LTIP Plan and STIP Plan must be made by a committee of "outside directors." Because the Code defines "outside directors" in a manner that excludes non-employee directors in certain circumstances, the Company's Board of Directors created the LTIP/STIP Committee, composed entirely of outside directors, to separately administer the LTIP Plan and the STIP Plan.

    Therefore, the Compensation Committee established the 1997 base salaries for the Company's Chief Executive Officer and other executive officers. The LTIP/STIP Committee established bonuses under the STIP Plan for these same individuals for 1997. The Compensation Committee retained responsibility for all other matters relating to executive compensation, including grants of stock options in 1997 under the Company's 1993 Stock Option Plan, as amended. The reports of both committees regarding their respective executive compensation decisions are set forth below.

REPORT OF THE COMPENSATION COMMITTEE ON EXECUTIVE COMPENSATION

    The primary function of the Compensation Committee is to oversee certain policies relating to executive compensation, including base salary and fringe benefits. The Compensation Committee's objective is to attract and retain qualified individuals by providing competitive compensation. The Compensation Committee believes that a direct relationship between executive compensation and an individual's contribution to corporate results best serves stockholder interests.

    The Compensation Committee's policy is to establish base salaries for the Company's executives at levels that it perceives to be fair and competitive with those of executives with similar responsibilities at companies that are considered to be comparable in terms of assets, net worth, revenue, operating cash flow and/or cash flow per share. Such comparisons of executive compensation are not necessarily with the same companies included in the indices used in the performance graph included in this Proxy Statement given that Jacor's competitors for executive and/or broadcasting talent are not limited to the entities included in such indices. The Compensation Committee also subjectively analyzes the impact of an executive's individual performance on corporate results and believes that outstanding performance merits increases in base salary in addition to stock-based incentives.

    The Compensation Committee applied the above considerations in determining the 1997 base salary levels for Randy Michaels, the Company's Chief Executive Officer, and Robert Lawrence, the Company's President. In 1997, the Compensation Committee increased Mr. Michaels' base salary by approximately 55% and Mr. Lawrence's base salary by approximately 18%. The Compensation Committee also awarded Messrs. Michaels and Lawrence discretionary bonuses of $100,000 and $80,000, respectively, and stock options under the Company's 1993 Stock Option Plan, as amended, for 125,000 shares and 75,000 shares of Jacor Common Stock, respectively. The Compensation Committee determined that the substantial increase in their base salaries, their discretionary bonuses and their stock option awards were merited given their superior performances during the Company's 1996 fiscal year, their key roles in growing the Company through successful strategic acquisitions and their increased responsibilities in managing a larger Company in the rapidly changing radio broadcast industry.

    In 1997, the Compensation Committee also approved the base salary levels and stock option awards for the Company's other executive officers upon recommendations by Messrs. Michaels and Lawrence. Based on individual performances, the Company's successful results and competitive comparisons, the Compensation Committee agreed that the salaries of these individuals warranted increases ranging from 15% to 20% and that substantial stock option awards aggregating 692,500 shares of Jacor Common Stock were appropriate to incentivize their continued efforts to enhance stockholder value.

1997 COMPENSATION COMMITTEE:

ROD F. DAMMEYER                SHELI Z. ROSENBERG                F. PHILIP HANDY

REPORT OF THE LTIP/STIP COMMITTEE ON EXECUTIVE COMPENSATION

    The LTIP/STIP Committee believes that providing a direct relationship between corporate results and executive compensation best serves stockholder interests. This link between executive compensation and corporate performance is facilitated through incentive cash bonuses based on the attainment of corporate objectives and also through awards of stock-based incentives.

    The LTIP/STIP Committee is responsible for administering the STIP Plan and the LTIP Plan in conformity with the terms of those plans and Section 162(m) of the Code. The LTIP/STIP Committee believes that all 1997 cash bonuses paid to executive officers in 1997 under the STIP Plan will be properly deductible under the Code.

    For 1997, the LTIP/STIP Committee established incentive performance targets under the STIP Plan that created the potential for significant incentive bonuses if the Company achieved or exceeded certain pro forma broadcast cash flow levels for the last six months of 1997 based on the Company's completed acquisitions through May 28, 1997, the date the STIP Plan was adopted by the Company's stockholders. The ability of each executive officer to earn a bonus in 1997 was based 50% on the Company's overall pro forma broadcast cash flow and 50% on increasing the broadcast cash flow of the Company's "stick" properties (I.E. properties with insignificant ratings and/or little or no positive broadcast cash flow). The amount of each executive officer's potential 1997 cash bonus was further based upon the extent to which the threshold performance levels were exceeded (with the potential amount of each portion of the bonus floating from 0% to 150%) and upon a predetermined percentage of the individual's base salary, ranging from 35% to 100%, as set by the LTIP/STIP Committee.

    Because the STIP Plan was not adopted by stockholders until May 28, 1997, the last six months of 1997 was selected as the relevant time period for measuring performance in order to comply with Section 162(m) requirements that performance based targets be objectively established sufficiently in advance of the determination period. The LTIP/STIP Committee established performance targets in 1997 that it believed were achievable only upon substantial progress by the Company's executive officers in rapidly realizing the desired operating results from the Company's numerous acquisitions. For 1998 and future years, the LTIP/STIP Committee intends to establish performance targets based on entire year results.

    The Company exceeded the overall broadcast cash flow performance threshold, thereby entitling each executive officer to 97.8% of one half of his or her maximum potential bonus. Mr. Michaels' target bonus was established at 100% of his base salary, given the LTIP/STIP Committee's belief that the Company's Chief Executive Officer's compensation should be substantially contingent upon the Company's performance. Accordingly, based on the same formula that was applied to all of the other executive officers, Mr. Michaels' 1997 bonus was $342,317 which represented 48.9% of his 1997 base salary. The Company did not exceed the minimum threshold relating to the increase in broadcast cash flow for its stick properties, and no bonus was paid with respect to that portion of the potential bonus.

    The LTIP/STIP Committee also may grant stock-based awards under the LTIP Plan to create additional economic incentives for executive officers and other key employees to achieve improved corporate performance goals so that they can thereby participate in any resultant increases in stockholder value. Because the LTIP Plan was not adopted by stockholders until May 28, 1997, the LTIP/STIP Committee did not award any additional stock-based incentive awards to the Company's executive officers in 1997 under the LTIP Plan. All grants of stock options and other stock-based awards subsequent to May 1997 are expected to be made under the LTIP Plan.

1997 LTIP/STIP COMMITTEE:

PETER C.B. BYNOE                     MARY AGNES WILDEROTTER

                            COMMON STOCK PERFORMANCE

    The following performance graph compares the Company's cumulative total stockholder return (change in stock price plus reinvested dividends) to stockholders of Jacor Common Stock from January 11, 1993 through December 31, 1997, with the Nasdaq Telecommunications Stock Index and the Nasdaq Total Return Index (US). The graph assumes that an investment of $100 was made on January 11, 1993 in Jacor Common Stock and in each index. The comparisons in this table are required by the Securities and Exchange Commission, and therefore, are not intended to forecast or be indicative of the possible future performance of Jacor Common Stock.

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

           JACOR COMMUNICATIONS,   NASDAQ TELECOMMUNICATIONS   NASDAQ TOTAL RETURN

                             Inc.                 Stock Index            Index (US)
1/11/93                       100                         100                   100
12/31/93                      244                         154                   115
12/31/94                      225                         127                   112
12/31/95                      298                         169                   159
12/31/96                      465                         172                   195
12/31/97                      903                         255                   240

                             EXECUTIVE COMPENSATION
                           SUMMARY COMPENSATION TABLE

    The following table is a summary of certain information concerning the compensation awarded or paid to, or earned by, each person who served as the Company's Chief Executive Officer during 1997 and each of the Company's other four most highly compensated executive officers (the "named executives") during each of the last three fiscal years or such shorter period during which the named executive served as an executive officer of the Company.

                                                                         LONG TERM COMPENSATION
                                                                                 AWARDS
                                                                         ----------------------
                                                          ANNUAL         SECURITIES UNDERLYING
                                                     COMPENSATION(1)                                 OTHER
                                                   --------------------  ----------------------
                                                    SALARY      BONUS     OPTIONS    UNITS(3)    COMPENSATION
NAME AND PRINCIPAL POSITION               YEAR      (2)($)       ($)        (#)         (#)         (4)($)
--------------------------------------  ---------  ---------  ---------  ---------  -----------  -------------
Randy Michaels........................       1997    631,741    442,317    125,000      --             3,200
  Chief Executive Officer                    1996    446,154    750,000    112,000       9,569         2,250
                                             1995    294,278    117,800     41,000      --             2,250

Robert L. Lawrence....................       1997    518,321    285,390     75,000      --             3,200
  President and Chief                        1996    446,154    650,000     95,000       9,569         2,250
  Operating Officer                          1995    293,817    117,800     41,000      --             2,250

R. Christopher Weber..................       1997    293,486     88,024     58,000      --             3,200
  Senior Vice President                      1996    253,440    515,000     69,000      --             2,250
  and Chief Financial Officer                1995    190,979     76,575     25,000      --             2,250

David H. Crowl(5).....................       1997    293,486     88,024     35,000      --             3,200
  President/Radio Division                   1996    243,283     50,000     25,000      --             4,454

John E. Hogan(6)......................       1997    249,442     61,128     25,000      --             3,200
  Senior Vice President                      1996    225,437     70,105     15,000      --             2,250

------------------------

(1) Does not include perquisites and other personal benefits, because the aggregate amount of such compensation in each year for each named executive did not exceed the lesser of $50,000 or 10% of his total salary and bonus for that year.

(2) Includes amounts deferred at the election of the recipient under the Retirement Plan.

(3) The common stock units were granted in November 1996 and are convertible into Jacor Common Stock at the earlier of the executive officer's retirement, death, permanent disability or separation from service or upon a change in control of Jacor.

(4) The amounts shown in this column represent matching Company contributions under the Retirement Plan.

(5) Mr. Crowl first became an executive officer of the Company in September
    1996.

(6) Mr. Hogan first became an executive officer of the Company in November 1996.

                              OPTION GRANTS TABLE
                       OPTION GRANTS IN 1997 FISCAL YEAR

    The following table sets forth certain information regarding grants by the Company of stock options to each of the named executives during 1997. Under the 1997 Long-Term Incentive Stock Plan, no participant could be granted options for in excess of 100,000 shares of Jacor Common Stock in 1997.

                                                      INDIVIDUAL GRANTS(1)
                                                    ------------------------                POTENTIAL REALIZABLE
                                                    % OF TOTAL                                VALUE AT ASSUMED
                                                      OPTIONS                              ANNUAL RATES OF STOCK
                                       SECURITIES   GRANTED TO                             PRICE APPRECIATION FOR
                                       UNDERLYING    EMPLOYEES   EXERCISE OR                   OPTION TERM(2)
                                         OPTIONS     IN FISCAL   BASE PRICE   EXPIRATION   ----------------------
NAME                                   GRANTED (#)    YEAR(3)     ($/SHARE)      DATE        5%($)       10%($)
-------------------------------------  -----------  -----------  -----------  -----------  ----------  ----------
Randy Michaels.......................     125,000(4)      14.01%     28.625       5/2/07    2,252,500   5,703,750
Robert L. Lawrence...................      75,000(4)       8.40%     28.625       5/2/07    1,351,500   3,422,250
R. Christopher Weber.................      58,000(4)       6.50%     28.625       5/2/07    1,045,160   2,646,540
David H. Crowl.......................      35,000(4)       3.92%     28.625       5/2/07      630,700   1,597,050
John E. Hogan........................      25,000(4)       2.80%     28.625       5/2/07      450,500   1,140,750

------------------------

(1) Grants were made under the Jacor 1993 Stock Option Plan, as amended, during 1997.

(2) Calculated based upon assumed stock prices for Jacor's Common Stock of $46.64 and $74.25 if 5% and 10% annual rates of stock appreciation, respectively, are achieved over the full term of the options. The potential realizable gain equals the product of the number of shares underlying the stock option grant and the difference between the assumed stock price and the exercise price of each option.

(3) Total options granted to all executive officers and other employees of the Company in 1997 were for an aggregate of 892,500 shares of Jacor Common Stock, excluding 303,688 options issued to employees of Premiere Radio Networks, Inc. in replacement of their outstanding Premiere stock options upon Jacor's acquisition of Premiere in June 1997.

(4) 25% of the options granted vested upon grant, 25% of the options granted vest on May 2, 1998, 25% of the options granted vest on May 2, 1999, and the remaining 25% of the options granted vest on May 2, 2000.

                   OPTION EXERCISES AND YEAR-END VALUES TABLE
                AGGREGATED OPTION EXERCISES IN 1997 FISCAL YEAR
                       AND FISCAL YEAR-END OPTION VALUES

    The following table sets forth certain information regarding the fiscal year-end values of all unexercised stock options held by the named executive officers. The named executives exercised no options in 1997.

                                                                                     SECURITIES
                                                                                     UNDERLYING
                                                                                     UNEXERCISED      VALUE OF UNEXERCISED
                                                                                     OPTIONS AT      IN- THE-MONEY OPTIONS
                                                                                      12/31/97           AT 12/31/97(1)
                                                                                  -----------------  ----------------------
                                         SHARES ACQUIRED       VALUE REALIZED       EXERCISABLE/          EXERCISABLE/
NAME                                     ON EXERCISE (#)             ($)          UNEXERCISABLE (#)    UNEXERCISABLE ($)
------------------------------------  ---------------------  -------------------  -----------------  ----------------------
Randy Michaels......................                0                --            498,450/157,950    21,594,790/4,348,143
Robert L. Lawrence..................                0                --            541,760/111,950    24,043,102/3,164,830
R. Christopher Weber................                0                --            269,000/83,000     11,613,634/2,327,563
David H. Crowl......................                0                --             21,251/38,749       567,658/996,353
John E. Hogan.......................                0                --             35,310/28,650      1,271,428/745,404

------------------------

(1) Represents the difference between $53.125 per share, the last reported sale price of Jacor Common Stock on the Nasdaq National Market on December 31, 1997, and the exercise price of such option as of such date, multiplied by the number of shares subject to the option.

                     SUMMARY OF BENEFITS UNDER THE AMENDED
                 AND RESTATED 1995 EMPLOYEE STOCK PURCHASE PLAN

    It is not possible to determine the number of shares of Jacor Common Stock that will in the future be purchased under the Amended and Restated 1995 Employee Stock Purchase Plan ("the Stock Purchase Plan") by any particular individual. The following table sets forth the number of shares purchased during the 1997 annual offering by, and the number of options conditionally granted under the Stock Purchase Plan for the January 1, 1998, offering to the named executives, all executive officers of Jacor as a group and all employees other than the executive officers as a group. Non-employee directors are not eligible to participate in the Stock Purchase Plan.

                                                                                               JANUARY 1, 1998 OFFERING
                                                                          1997 OFFERING        ------------------------
                                                                     ------------------------    NUMBER
                                                                      NUMBER OF    PER SHARE       OF         DOLLAR
                                                                       SHARES      PURCHASE      OPTIONS       VALUE
NAME AND PRINCIPAL POSITION                                           PURCHASED    PRICE ($)     GRANTED      ($)(1)
-------------------------------------------------------------------  -----------  -----------  -----------  -----------
Randy Michaels.....................................................       1,073      23.2688          570       24,986
  Chief Executive Officer

Robert L. Lawrence.................................................       1,072      23.2688          569       24,960
  President and Chief Operating Officer

R. Christopher Weber...............................................       1,074      23.2688          570       24,986
  Senior Vice President and Chief Financial Officer

David H. Crowl.....................................................         644      23.2688          342       15,000
  President/Radio Division

John E. Hogan......................................................         966      23.2688          570       24,999
  Senior Vice President

Executive Officer Group (14 persons)...............................       7,796      23.2688        4,706      206,161

Non-Executive Officer Employee Group...............................      79,308      23.2688       82,123    3,597,149

------------------------

(1) Computed as the difference between $51.5313, the last reported sale price on the option grant date (January 2, 1998), and $43.8016, the discounted stock option price, times the number of options. If the market value of Jacor Common Stock is greater than $51.5313 on the exercise date (December 31, 1998), the value to the plan participants will increase accordingly.

          COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

    Messrs. Dammeyer and Handy and Mrs. Rosenberg comprised the Company's entire Compensation Committee during 1997, and none served as employees of the Company. Mr. Bynoe and Ms. Wilderotter served as the two outside directors comprising the LTIP/STIP Committee. No director or executive officer of the Company serves on any board of directors or compensation committee of any entity which compensates Messrs. Dammeyer, Handy or Bynoe, or Mrs. Rosenberg or Ms. Wilderotter.

 EMPLOYMENT AGREEMENTS AND TERMINATION OF EMPLOYMENT ARRANGEMENTS AND CHANGE IN
                               CONTROL PROVISIONS

    The Company has no employment agreement with any of the named executives. In November 1996, Messrs. Michaels and Lawrence and certain other executive officers of the Company were awarded stock units representing the right to receive an amount payable 100% in Jacor Common Stock on the date of payout. The stock units are convertible into Jacor Common Stock at the earlier to occur of the executive officer's retirement, death, permanent disability or separation of service or upon a change in control of Jacor. As of December 31, 1997, each of Messrs. Michaels and Lawrence held 9,569 stock units having a value to each of them equal to $508,353.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

    Effective January 1, 1994, a subsidiary of Jacor and a corporation wholly-owned by Randy Michaels, the Chief Executive Officer of Jacor, formed a limited partnership (the "Partnership") in a transaction whereby the Partnership now owns all of the stock of Critical Mass Media, Inc. ("CMM"), a marketing research and radio consulting business. Mr. Michaels' corporation owns a 95% limited partnership interest in the Partnership. Jacor's subsidiary obtained a 5% general partnership interest in exchange for its contribution of approximately $126,000 cash to the Partnership. Jacor initiated this transaction primarily to allow Mr. Michaels to focus his full time and energy on Jacor and its business, and Jacor's subsidiary is now the sole manager of the Partnership's business.

    In connection with the formation of the Partnership, Jacor agreed that Mr. Michaels' corporation has the right between January 1, 1999 and January 1, 2000 to put its limited partnership interest to the Partnership's general partner in exchange for 300,000 shares of Jacor Common Stock. If the put is not exercised by January 1, 2000, the general partner has the right to call the limited partnership interest prior to the year 2001 in exchange for 300,000 shares of Jacor Common Stock. In addition, if certain events occur prior to January 1, 1999, including, without limitation, Mr. Michaels' termination as Chief Executive Officer of Jacor, a reduction of Mr. Michaels' annual base salary by more than 10%, generally any transaction by which any person or group other than Zell/Chilmark shall become the owner of more than 30% of the outstanding voting securities of Jacor or Zell/Chilmark fails to have its designees constitute at least a majority of the members of the Jacor Board of Directors, then Mr. Michaels' corporation will have the right to either (a) purchase Jacor's general partnership interest at a price generally equal to the balance of the partnership capital account, or (b) sell its limited partnership interest to the general partner in exchange for 300,000 shares of Jacor Common Stock.

    Jacor has engaged CMM on a regular basis to perform market research for the Company in its existing broadcast areas and in new broadcast areas entered by the Company through its numerous acquisitions. In 1998, the Company paid approximately $4,590,000 to CMM for these services and has paid an additional $1,330,000 through March 31, 1998. CMM provides its services to Jacor at rates which Jacor believes are competitive with prevailing market rates and which are no greater than the rates CMM charges unrelated third parties for similar services.

    Since 1996 CMM has borrowed $1,440,000 in aggregate principal amount from the Company, all of which remains outstanding as of the date hereof. Of such amount, $900,000 bears interest at 10% per annum and $540,000 bears interest at 8.5% per annum. These borrowings were incurred to support the expansion of CMM's business.

    From 1994 until May 1997, Jacor leased office space for its Atlanta operations from an affiliate of Zell/Chilmark at an annual rental rate of approximately $330,000. Jacor believes that the terms of such lease were negotiated at arm's length and were competitive with prevailing market rates for similar space in the Atlanta market.

    Equity Group Investments, Inc. ("Equity Group"), an affiliate of Zell/Chilmark, provided Jacor certain tax consultation during 1997. In consideration for such services, Jacor paid Equity Group a fee of approximately $68,900 in 1997. The services that have been and will continue to be provided by Equity Group could not otherwise be obtained by Jacor without the engagement of outside professional advisors. Jacor believes that such fee is less than what it would have had to pay outside professional advisors for similar services. Two of Jacor's directors, Mr. Zell and Mrs. Rosenberg, are the Chairman of the Board and the Chief Executive Officer, respectively, of Equity Group. In addition, Messrs. Dammeyer and Handy, directors of Jacor, are managing directors of EGI Corporate Investments, which is an Equity Group affiliate.

    During 1997, the Company also engaged Mallard Creek Capital Partners, Inc. ("Mallard Creek"), a real estate company wholly owned by Mr. Alexander, a Jacor director, to perform certain real estate services including an assessment of the Company's lease obligations in its various locations, standardizing the Company's systems and specifications at its locations and assistance in specific transactions. The Company paid Mallard Creek approximately $255,000 in 1997 and approximately $104,000 through the first quarter of 1998. The Company also leases its broadcasting studios in Salt Lake City at an annual rate of approximately $386,000 from a limited liability company jointly owned by Mallard Creek and Mr. Alexander. Jacor believes that the terms of these engagements and lease were negotiated at arm's length and are competitive with prevailing market rates.

    The Company also loaned $3,200,000 in aggregate principal amount to Mallard Creek in connection with Mallard Creek's joint venture acquisition of the building leased by the Company for its Salt Lake City broadcasting studios. This loan is due in full in September 1998, bears interest at the rate of 7% per annum and is secured by a first mortgage on the real estate. In addition, prior to September 30, 1998, the Company has an option to acquire for $1,000 Mallard Creek's 49% interest in this joint venture.

                         INDEPENDENT PUBLIC ACCOUNTANTS

    The independent public accounting firm of Coopers & Lybrand L.L.P. (the "Auditors") was engaged by Jacor to audit Jacor's consolidated financial statements for the year ended December 31, 1997. It is anticipated that a representative of the Auditors will attend the Jacor Annual Meeting for the purpose of responding to appropriate questions. At the meeting, a representative of the Auditors will be afforded an opportunity to make a statement if the Auditors so desire. The Audit Committee recommended that the Auditors be retained as Jacor's principal accounting firm for 1998, and the Board of Directors approved the appointment of the Auditors at its meeting on April 2, 1998.

                 STOCKHOLDER PROPOSALS FOR 1999 ANNUAL MEETING

    Stockholders may submit proposals to be voted on at the 1999 Annual Meeting of Stockholders. At the time any such proposal is submitted, the proponent must be a record or beneficial owner of at least 1% or $1,000 in market value of Jacor's shares entitled to vote on the proposal and must have held such shares for at least one year and continue to own such shares through the date of the 1999 Annual Meeting. In order for a stockholder proposal to be included in the Proxy Statement and form of Proxy for the 1999 Annual Meeting, the proposal must be received at Jacor's principal executive offices no later than December 31, 1998, and must otherwise comply with applicable requirements established by the Securities and Exchange Commission.

                                 OTHER MATTERS

    At the Annual Meeting it is intended that the election of directors and the two proposed amendments to the LTIP Plan attached hereto as Annexes 1 and 2, all as set forth in the accompanying Notice and described in this Proxy Statement, will be presented. The Board of Directors of the Company is not aware of any other matters which may be presented at the meeting. If any other matters should be properly presented at the meeting, the persons named in the enclosed Proxy intend to vote the Proxy according to their best judgment.

    You are urged to complete, sign, date and return your Proxy promptly to make certain that your shares will be voted at the 1998 Annual Meeting. For your convenience in returning the Proxy, an addressed envelope is enclosed, requiring no additional postage if mailed in the United States.

    A copy of Jacor's Annual Report on Form 10-K for the year ended December 31, 1997, as filed with the Securities and Exchange Commission, will be mailed without charge to stockholders upon request. Requests should be addressed to the Company at 50 East RiverCenter Boulevard, 12th Floor, Covington, Kentucky 41011,
Attention: Investor Services Department. The Form 10-K includes certain exhibits which will be provided only upon payment of a fee covering the Company's reasonable expenses.

                                          By Order of the Board of Directors:

                                          /s/ Paul F. Solomon

                                          Paul F. Solomon
                                          SENIOR VICE PRESIDENT,
                                          GENERAL COUNSEL AND SECRETARY

Covington, Kentucky
April 23, 1998

ANNEX 1

                PROPOSED AMENDMENT TO JACOR COMMUNICATIONS, INC.
                      1997 LONG-TERM INCENTIVE STOCK PLAN

    RESOLVED, that the Jacor Communications, Inc. 1997 Long-Term Incentive Stock Plan be hereby amended as follows:

       "The first two sentences of Section 4.1 are hereby deleted and the following two new sentences are inserted in place thereof:

           'Subject to adjustment as provided in Section 4.3 hereof, the aggregate number of Shares that may be delivered under the Plan at any time shall not exceed Four Million Eight Hundred Thousand (4,800,000) Shares of common stock of the Company. No more than one-half of such aggregate number of such Shares shall be issued as Restricted Stock under Article 8 of the Plan and no more than One Million Three Hundred Fifty Thousand (1,350,000) Shares shall be issued upon exercise of Incentive Stock Options under Article 6 of the Plan.' "

ANNEX 2

                PROPOSED AMENDMENT TO JACOR COMMUNICATIONS, INC.
                      1997 LONG-TERM INCENTIVE STOCK PLAN

    RESOLVED, that the Jacor Communications, Inc. 1997 Long-Term Incentive Stock Plan be hereby amended as follows:

       "The following new sentence is hereby inserted at the end of Section 8.1:

           'Subject to adjustment as set forth in Section 4.3, the maximum number of Shares of Restricted Stock granted to any individual Participant in any calendar year shall be one hundred thousand (100,000) Shares.' "

                                   PROXY
                         JACOR COMMUNICATIONS, INC.
                          FIFTH THIRD BANK THEATRE
                         ARONOFF CENTER FOR THE ARTS
                     EAST SEVENTH STREET AND MAIN STREET
                              CINCINNATI, OHIO
          PROXY FOR ANNUAL MEETING OF STOCKHOLDERS -- MAY 20, 1998


     The undersigned hereby appoints Randy Michaels, R. Christopher Weber and Jon M. Berry, and each of them, as Proxy Holders for the undersigned, with full power of substitution, to appear and vote all of the shares of Jacor Communications, Inc. which the undersigned is entitled to vote at the Annual Meeting of Stockholders to be held at Fifth Third Bank Theatre at the Aronoff Center for the Arts, located at the corner of East Seventh Street and Main Street, Cincinnati, Ohio on May 20, 1998, at 10:30 a.m., local time, and at any adjournment thereof, and in their discretion to act upon any other matters that may properly come before the meeting or any adjournment thereof.

     THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS AND WILL BE VOTED AS YOU SPECIFY. IF NOT SPECIFIED, THIS PROXY WILL BE VOTED FOR ALL OF THE PROPOSALS.

     Please mark sign and date this proxy on the reverse side and return the completed proxy promptly in the enclosed envelope.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE "FOR" EACH PROPOSAL

                                                          PLEASE MARK
                                                          YOUR VOTES AS
                                                          INDICATED IN      X
                                                          THIS EXAMPLE



1. ELECTION OF DIRECTORS        John W. Alexander    Robert L. Lawrence
                                Peter C.B. Bynoe     Randy Michaels
   FOR all       WITHHOLD       Rod F. Dammeyer      Sheli Z. Rosenberg
   nominees      AUTHORITY      F. Philip Handy      Mary Agnes Wilderotter
    listed     to vote for all  Marc Lasry           Samuel Zell
 (except as      nominees
  marked to       listed
the contrary)                   (INSTRUCTION: To withhold authority to
                                vote for any individual nominee, strike a line through the nominee's name)


2. Proposal to amend the 1997 Long-Term Incentive Stock Plan to increase the number of shares of Common Stock and the number of incentive stock options issuable thereunder to 4,800,000 and 1,350,000, respectively.

            FOR                     AGAINST                 ABSTAIN

3. Proposal to amend the 1997 Long-Term Incentive Stock Plan to limit the number of shares of restricted stock that may be granted annually to any participant to 100,000 shares of Common Stock.

            FOR                     AGAINST                 ABSTAIN

                                                        Change of
                                                          Address


                                                           Attend
                                                          Meeting


SHARES IN YOUR NAME(S)


Each proposal is fully explained in the enclosed Notice of Annual Meeting of Stockholders and Proxy Statement. To vote your proxy, please MARK by placing an "X" in the appropriate box, SIGN and DATE the proxy. Then please DETACH and RETURN the completed proxy promptly in the enclosed envelope, postage prepaid.



SIGNATURE(S)_________________  SIGNATURE(S)_______________DATE __________, 1998

NOTE: Please sign exactly as the name appears above. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title.